Exhibit 4.50

NET LEASE

THIS LEASE, made as of the 1st day of January, 2003, by and among OLIVA ADAMO, LLC (hereinafter called the “Lessor”), and AQUAFILM, LLC (hereinafter called the “Lessee”).

1. Leased Premises. The Lessor hereby leases to the Lessee the property situated at 7455 Adamo Drive, Tampa, Florida, hereinafter called the “Leased Property” or “Leased Premises”.

2. Lease Term. The lease term shall be for a period of two (2) years commencing on January 1st, 2003 and ending on December 31st, 2004 (this period is hereinafter called the “Initial Term”), unless otherwise terminated or extended, as hereinafter provided. Lessee shall have the option to renew this Lease for two (2) consecutive two (2) year renewal terms (the “Renewal Terms”). Lessee shall deliver to Lessor written notice of Lessee’s election to renew this Lease at least ninety (90) days prior to the expiration of the Initial Term or each Renewal Term, as appropriate. In the event that Lessee fails to timely deliver said written notice to Lessor, Lessee shall be deemed to have waived Lessee’s right to further renew this Lease as set forth in this Paragraph. The rent payable by Lessee during any Renewal Term shall be determined in accordance with Paragraph #3 below. Except as set forth herein, the terms and conditions of this Lease shall be in effect during any Renewal Term.

3. Rent.

a. The Lessee covenants to pay rent during the first two (2) years of the Initial Term of this Lease in the sum of One Hundred and Twenty Thousand and No/100 Dollars ($120,000.00) payable in monthly installments of Five Thousand and No/100 Dollars ($5,000.00). The first month’s rent shall be paid in the full amount of Five Thousand and No/100 Dollars ($5,000.00). In addition, Lessee shall pay sales tax on all lease payments.

b. In the event that the Lessee elects to renew this Lease for the First Renewal Term, the rent payable during the First Renewal Term shall be equal to the total sum of One Hundred and Thirty-Two Thousand and No/100 Dollars ($132,000.00) payable in installments of Five Thousand Five Hundred and No/100 Dollars ($5,500.00) per month, plus all applicable sales tax.

c. In the event that the Lessee elects to renew this Lease for the Second Renewal Term, the rent payable during the Second Renewal Term shall be equal to the total sum of One Hundred and Forty-Four Thousand and No/100 Dollars ($144,000.00) payable in installments of Six Thousand and No/100 ($6,000.00) per month, plus all applicable sales tax.

4. Use of Premises. The Leased Property may be used for any lawful purpose. Any business conducted on the Leased Property shall be in full compliance with all applicable laws, rules and regulations of government authority.

5. Net Lease. This Lease is a “Net Lease” and the rental is net of taxes, insurance premiums, utilities and repairs. Except as otherwise set forth herein, in addition to the rent provided for hereunder, Lessee shall pay without abatement, deduction or offset all expenses and taxes of every kind and nature to include but not being limited to the items hereinafter provided.

6. Taxes. Lessee shall pay, prior to delinquency, the real property taxes, and all other assessments levied on or against the Leased Property, and improvements located thereon. In addition, Lessee shall pay all personal property taxes, use or sales tax, assessments and other charges of every description levied on or against the Leased Property, personal property located on or in the Leased Property whether belonging to, or chargeable against, Lessor or Lessee. Lessee shall pay the real property tax payment to Lessor each year before delinquency and before any fine, interest or penalty shall become due or be imposed by operation of law for their non-payment and shall pay all other taxes directly to the charging authority before delinquency and before any fine, interest or penalty shall become due or imposed by operation of law for their non-payment.

7. Utilities. Lessor shall not furnish to Lessee any utilities or services of any kind, such as water, steam, heat, gas, hot water, electricity, light and power. The Lessee shall pay all charges for such utilities or services when due and shall indemnify the Lessor against any liability or damages on such accounts. Upon request of Lessor, Lessee shall furnish Lessor evidence satisfactory to Lessor of payment of utilities and other sums payable by Lessee under this Agreement.

8. Maintenance of Premises. Lessee shall maintain the Leased Property in substantially the same condition, order and repair as it is in at the commencement of this Lease; reasonable wear and tear excepted. Lessor shall have no obligation whatsoever to maintain all or any portion of the Leased Property. Maintenance shall include, but not be limited to, the interior of the building, the roof and exterior of the building, the paved area outside the building, and the water, electrical and mechanical systems which are part of the Leased Property. Maintenance shall also include, but not be limited to, maintenance of lawns and shrubs. In the event of an insured casualty loss, the Lessor shall make insurance proceeds, if any, available, if permitted by any mortgagee to which Lessee has subordinated its interest hereunder, to reimburse Lessee for repairs Lessee is obligated to make hereunder. Lessee assumes all risk of any damages to Lessee’s property that may occur by reason of water or by bursting or leaking pipes or waste water about the Leased Property, or from any act of negligence of any person, or fire or other casualty, or from any cause whatsoever. Any dispute as to the obligations of the parties under this Paragraph shall be settled by arbitration.

9. Insurance.

a. Fire and Extended Coverage Insurance. Lessee, at Lessee’s sole cost and expense, shall keep or cause to be kept insured in an amount equal to the full replacement value thereof, regardless of their ownership, for the mutual benefit of Lessor and Lessee (and any mortgagee required under a mortgage encumbering the Leased Property) all improvements located on or appurtenant to the Leased Property, against loss or damage by fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke and such other risks as are now or hereinafter included in an extended coverage endorsement in common use for similar structures (including vandalism and malicious mischief) except to the extent that from time to time Lessor may waive certain enumerated items of coverage upon request of Lessee; however, no such waiver shall be effective except if stated in a writing signed by Lessor making specific reference to the item of coverage waived. Such insurance shall name both the Lessor and the Lessee as insureds as their interest may appear.

b. Public Liability Insurance. Lessee, at Lessee’s sole cost and expense, shall keep or cause to be kept in force, for the mutual benefit of Lessor and Lessee, comprehensive broad form general public liability insurance against claims and liability for personal injury, death or property damage arising from the use, occupancy, disuse or condition of the Leased Property, improvements or adjoining areas or ways, providing protection of at least $500,000.00 for any one accident or occurrence and with at least $1,000,000.00 umbrella coverage. Such insurance shall name both the Lessor and Lessee as insured.

c. Policy Form, Content and Insurer. All insurance required by express provisions of the Lease shall be carried only in responsible insurance companies licensed to do business in the State of Florida and reasonably acceptable to Lessor. All such policies shall be non-assessable and contain language, to the extent obtainable, to the effect that any loss shall be payable notwithstanding any acts or negligence of Lessor, Lessee, or others that might otherwise result in a forfeiture of the insurance, that the insurer waives the right of subrogation against Lessor and against Lessor’s agents and representatives; and the Leased Property, and that the policies cannot be cancelled or materially changed except after thirty (30) days written notice by the insurer to the Lessor and to any mortgagee whose mortgage encumbers the Leased Property. All policies shall be deposited with the Lessor.

10. Destruction of Premises. In the event that substantially all of the Leased Property shall be destroyed or rendered otherwise untenantable because of fire or other casualty, this Lease shall expire on the date when the Leased Premises shall be so destroyed in the same manner as if such date or destruction were the expiration date of the term of this Lease and the rent shall be apportioned as of that date. In such event, with respect to any casualty loss which is insured under insurance coverages provided under this Lease, all insurance proceeds payable because of such casualty loss shall be paid to the Lessor; Lessee hereby waiving any claim thereto for any reason whatsoever.

11. Eminent Domain. If the Leased Premises or any substantial part thereof is taken by eminent domain, this Lease shall expire on the date when the Leased Premises shall be so taken in the same manner as if such date or taking were the expiration date of the term of this Lease and the rent shall be apportioned as of that date. No part of any award shall belong to Lessee. If there shall occur an insubstantial taking which shall not terminate this Lease, then in such case, the Lessee shall have no claim to any part of the award, nor shall be any rent of payment for the balance of the term.

12. Alterations and Improvements. Lessee shall not make any alterations, modifications or improvements to any portion of the Leased Property without the written consent of Lessor and any such modifications or additions to said Property made with or without consent shall be the Property of Lessor or, at Lessor’s option, Lessee shall restore the Leased Property at Lessee’s expense to its original condition. The restrictions of this Paragraph shall not apply to maintenance of the Leased Property, but shall apply to any change which changes the architecture or purpose of the improvements of the Property or which changes any of the interior walls of the improvements or which annexes a fixture to any part of the Leased Property which cannot be removed without damage thereto. In the event Lessee desires to make any alterations or modifications, notice shall be given to the Lessor. Lessee shall have no power or authority to permit mechanics’ or materialmen’s liens to be placed upon the Leased Property in connection with maintenance, alterations or modifications.

13. Indemnification. Lessee shall indemnify Lessor against all liabilities, expenses and losses incurred by Lessor arising out of or related to the Leased Premises and Lessee’s use or occupancy thereof during the initial or extended term hereof, to include, but not be limited to: (a) failure by Lessee, or its agents, to perform any provision, term, covenant or agreement required to be performed by Lessee under this Agreement; (b) any occurrence, injury or personal or property damage which shall happen in or about the Leased Property or appurtenances resulting from the condition, maintenance, construction on or of the operation of the Leased Property; (c) failure to comply with any requirements of any governmental authority or insurance company insuring the Leased Property or its contents; (d) any security agreement, conditional bill of sale or chattel mortgage or mechanic’s lien connected with Lessee, its obligation or operations, filed against the Leased Properly, any fixtures, equipment or personal property therein; and (e) any construction, work, alterations or improvements by Lessee on the Leased Property. Such indemnification shall include reasonable attorney’s fees for all proceedings, trials and appeals.

14. Subrogation. Lessor and Lessee do mutually each release and discharge the other of and from all suits, claims or demands whatsoever, for loss or damage to the Leased Property of the other, arising from fire or the perils insured against under extended coverage caused by or occurring through or as a result of any acts or omissions, whether negligent or otherwise, of the parties, their agents, servants or employees. Nothing contained herein shall in any way be considered or construed as a waiver or release by either party of any and all of the other covenants and conditions contained in the within Lease to be performed by the other party.

15. Subordination. If the Lessor desires to execute a mortgage upon the Leased Property to secure a loan to it, the proceeds from which loan may be used by the Lessor for any purpose even though not pertaining to the Leased Property, Lessee agrees to execute such subordination agreements and other documents as may be required by the mortgagee to subordinate this Lease to the lien of such mortgage. Provided that such agreement shall provide that in the event of default under the mortgage, the mortgagee shall honor the Lease as long as Lessee is not in default thereof.

16. Default - Remedies.

a. Lessee further covenants that, if default shall be made in the payment of rent and such default shall continue for a period of ten (10) days after the date when due, or if Lessee shall violate any other covenant of this Lease and fail to correct such default within fifteen (15) days after a written request by the Lessor to do so, then Lessor may, at its option, deem this Lease terminated and the Lessee shall become tenant at sufferance, hereby waiving all right of notice, and Lessor shall be entitled immediately to re-enter and re-take possession of the Leased Property. Lessor may alternately avail itself of any remedy provided by law or equity, or available under the following Paragraph as if the Leased Property were vacated.

b. In case the Leased Property shall be deserted or vacated, Lessor shall have the right and authority: (a) to re-enter the Premises, either by force or otherwise, without being liable for any prosecution or claim therefor, and to hold said Leased Property as if this Lease had not been made, and, upon such re-entry, the estate hereby created shall be at an end; or (b) at the option of Lessor, to be exercised by written notice mailed to Lessee at its address shown above, or such other place as the Lessee shall designate in writing, Lessor may re-enter the Premises as the agent of the Lessee, either by force or otherwise, without being liable to any prosecution or claim therefor, and may re-let the Leased Property as the agent of Lessee and receive the rent thereof and apply the same to the payment of the rent due hereunder, holding Lessee liable for any deficiency; or (c) Lessor may, at its option, terminate this Lease by giving the Lessee written notice of such intention served upon Lessee or left upon the Leased Property and the term hereof shall absolutely expire and terminate immediately upon the date set forth in said notice, but the Lessee shall nevertheless and thereafter be liable to Lessor for any deficiency between the rent due hereunder for the balance of the term of this Lease and the fair rental value of the Leased Property for the balance of said term.

c. As a distinct and cumulative remedy, Lessor may, at its option, may terminate this Lease as for a default upon the occurrence of any or all of the following events: an assignment by Lessee for the benefit of creditors; or the filing of a voluntary or involuntary petition by or against Lessee under any law for the purpose of adjudicating Lessee bankrupt; or for reorganization, dissolution or arrangement on account of or to prevent bankruptcy or insolvency; or the appointment of a receiver of the assets of Lessee; or the bankruptcy of Lessee. Each of the foregoing events shall constitute a default by Lessee and breach of this Lease.

d. In the event of a breach by Lessee of any of the agreements or covenants of this Lease, the Lessee agrees to pay to Lessor all attorneys’ fees and costs for all proceedings, trials and appeals incurred by Lessor in connection with the enforcement of the agreements and covenants of this Lease, the collection of rent hereunder, or any action for damages for breach of this Lease by Lessee.

e. The rights of Lessor under the foregoing shall be cumulative, and failure on the part of the Lessor to exercise promptly any rights given hereunder shall not operate to forfeit any of the said rights.

f. All sums not paid when due shall bear interest at the maximum legal contract rate, or if less, 18% per annum, until paid.

17. Representations of Lessor. Lessor represents and warrants that:

a. Lessor is the owner of the Leased Property and has the right to make this Lease.

b. Lessee, on paying the rent herein reserved and upon performing all of the terms and conditions of this Lease on its part to be performed, shall at all times during the term herein demised peacefully and quietly have, hold and enjoy the Leased Property.

18. Lessee’s Duty to Surrender. At the expiration or earlier termination of the term, Lessee shall surrender to Lessor the possession of the Leased Property. Lessee shall leave the surrendered Leased Property and any of Lessee’s improvements, as herein defined, in good and broom-clean condition; reasonable wear and tear excepted. All property that Lessee is required to surrender shall become Lessor’s property at termination of the Lease. Lessee is permitted to remove all personal property and trade fixtures, provided that any damage to the Leased Premises shall be repaired by Lessee and provided that any items not removed shall be conclusively presumed abandoned and shall become the property of Lessor if said property is not removed within ten (10) days after possession is given to Lessor voluntarily by Lessee or pursuant to court order.

19. Assignment; Corporate Ownership. Lessee shall not have the right to assign this Lease without the written consent of the Lessor; which consent may be withheld for any reason. If at any time during the term of this Lease any part or all of the corporate shares of Lessee, if any, shall be transferred by sale, assignment, devise, operation of law or other disposition so as to result in a change in the present effective voting control of Lessee, Lessee shall promptly notify Lessor, in writing, of such change, and Lessor may terminate this Lease after such change in control by giving Lessee sixty (60) days prior written notice of such termination. Lessee may not sublet any portion of the Leased Premised without Lessor’s written approval, which consent may be withheld for any reason; provided that, with respect to any sublease, whether approved by Lessor or not, Lessee shall remain fully responsible for the performance of this Lease and Lessee shall not be relieved of liability or responsibility hereunder as a result of said sublease and Lessee shall be fully responsible for the acts of any sublessee.

20. Notices. All written notices and rentals required under the terms of this Lease shall be mailed to each party by U.S. mail, postage paid, directed to the following addressee:

OLIVA ADAMO, LLC

Attention: Angel Oliva, Jr.

P. O. Box 2206

Tampa, Florida, 33601-2206

AQUAFILM, LLC

Attention: Scott E. Schaneville, C.O.O.

Post Office Box 2206

Tampa, Florida 33601-2206

21. Binding Effective. Each and all of the covenants and conditions of this Lease shall be binding on and shall inure to the benefit of the heirs, successors, executors, administrators, assigns and personal representatives of the respective parties.

22. Time of the Essence. It is understood and agreed between the parties hereto that time is of the essence of this Lease and this applies to all terms and conditions contained herein.

23. Landlord’s Lien. In the event the Lessee finances the purchase of equipment, furniture or fixtures to be located and used on the Leased Property, and a financial institution requests the Lessor to subordinate its statutory landlord’s lien to such financing, Lessor shall comply with such request, subject, however, to the approval of its counsel as to the form and substance of such subordination.

24. Estoppel Letters and Certificates. Upon request of Lessor to facilitate financing or other reasonable business need, Lessee shall, within five (5) days of request, furnish estoppel letters or certificates as to the status of the Lease, defaults and rent payments.

25. Security Deposit.

a. Lessee has deposited with Lessor the sum of One Hundred and 00/100 Dollars ($100.00), receipt of which is hereby acknowledged, subject to collection of any non-cash deposit. Said deposit shall be held by Lessor without liability for interest as security for the faithful performance by Lessee of all of its obligations under this Lease. The security deposit shall not be mortgaged, assigned, transferred or encumbered by Lessee without the written consent of Lessor, and any such act on the part of Lessee shall be without force and effect and shall not be binding upon Lessor.

b. If any of the rent herein reserved, or any other sum payable by Lessee to Lessor, shall be overdue and unpaid, or should Lessor make payments on behalf of Lessee, or Lessee shall fail to perform any of the terms of this Lease, then Lessor may, at its option and without prejudice to any other remedy which Lessor may have on account thereof, appropriate and apply said entire deposit or such portion thereof as may be necessary to compensate Lessor toward the payment of rent or additional rent or loss or damage sustained by Lessor due to such breach on the part of Lessee; and Lessee shall forthwith, upon demand, restore said security to the original sum deposited. Should Lessee comply with all of said terms and promptly pay all of the rent as it becomes due and all other sums payable by Lessee to Lessor, said deposit shall be returned in full to Lessee within thirty (30) days after the end of the term.

c. Lessor may deliver the funds deposited hereunder to the purchaser of Lessor’s interest in the Premises in the event that such interest is sold and thereupon Lessor shall be discharged from any further liability with respect to such deposit, and this provisions shall also apply to any subsequent transferees.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

Signed, sealed and delivered in the presence of:	LESSOR:
OLIVA ADAMO, LLC

/s/ Deborah S. Vega	/s/ Angel Oliva, Jr.
(Witness to sign on line above)	Angel Oliva, Jr.

Deborah S. Vega
(Witness to print name on line above)

/s/ Judy Neyra	Date: 12/23/02
(Witness to sign on line above)

Judy Neyra
(Witness to print name on line above)

Signed, sealed and delivered in the presence of:	LESSEE:
AQUAFILM, LLC

/s/ Deborah S. Vega	By:	/s/ Scott P. Schaneville
(Witness to sign on line above)		Scott P. Schaneville, C.O.O

Deborah S. Vega
(Witness to print name on line above)

/s/ Judy Neyra	Date: 12/23/02
(Witness to sign on line above)

Judy Neyra
(Witness to print name on line above)